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                                                                    EXHIBIT 2.11


                                  AMENDMENT TO
                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                       BLUE BELL INVESTMENT COMPANY, L.P.

               This Amendment to the Amended and Restated Agreement of Limited Partnership dated October 14, 1997 (the "Partnership Agreement") of Blue Bell Investment Company, L.P. (the "Partnership") is intended to be effective as of October 14, 1997 (the "Effective Date"), and is by and among Corporate Office Properties Holdings, Inc. (formerly known as FCO Holdings, Inc.), as general partner (the "General Partner"), and Corporate Office Properties, L.P. (formerly known as FCO, L.P.) ("COPLP") and Shidler Equities, L.P. ("Shidler"), as limited partners.

                                    RECITALS

               The General Partner, COPT and Shidler (individually, a "Partner" and collectively, the "Partners") constitute all of the Partners of the Partnership and are the parties to the Partnership Agreement. The Partners desire to amend the Partnership Agreement as set forth below. All capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Partnership Agreement.

               NOW, THEREFORE, in consideration of mutual promises and agreements contained herein, and intending to be legally bound, the Partners hereby agree that, effective as of the Effective Date, the Partnership Agreement be amended as follows:

               1. SPECIAL ALLOCATION ON SALE OF ASSETS. Notwithstanding anything in the Partnership Agreement to the contrary, in the event of the sale, transfer or other disposition of all or substantially all of the assets of the Partnership, if Shidler shall have a deficit balance in his Capital Account, after taking into account all items of income or gain required to be allocated to Shidler under Section 5.2(c) of the Partnership Agreement (but before taking into account the allocation of other items of Profit or gain of the Partnership for the Fiscal Year such sale or other disposition occurs), then all remaining items of Profit and gain shall be allocated

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exclusively to Shidler, to the extent necessary to eliminate any deficit balance in Shidler's Capital Account. If any item of Profit or gain is specially allocated to Shidler under the preceding sentence, then all subsequent allocations to the Partners shall, to the extent possible without causing
Shidler to have a deficit balance in his Capital Account, be made so that the balance in each Partner's Capital Account will be the same as if there were no special allocation of Profit or gain to Shidler under the preceding sentence.

               2. LIMITED OBLIGATION TO RESTORE DEFICIT CAPITAL ACCOUNT. Notwithstanding anything in the Partnership Agreement to the contrary, if Shidler has a deficit balance in his Capital Account following the liquidation of the Partnership, or following the liquidation of his interest in the Partnership, after taking into account all Capital Account adjustments for the Fiscal Year during which such liquidation occurs, Shidler shall be unconditionally obligated to restore the amount of such deficit balance to the Partnership by the end of such Fiscal Year or, if later, within 90 days after the date of such liquidation; provided, however, that such obligation to contribute additional amounts to the Partnership shall in no event exceed the LESSER of (i) Shidler's proportionate share, based on his Percentage Interest, of the Partnership's recourse debt and partner nonrecourse debt (as defined in Treasury Regulation ss.1.704-2(b)(4)) or (ii) the amount set forth on Exhibit A attached hereto, as the same may be amended from time to time with Shidler's written consent. All amounts contributed by Shidler pursuant to this Section 2 shall be used to pay Partnership creditors or be distributed to Partners in accordance with their positive Capital Accounts.

               3. GOVERNING LAW. This Amendment shall be governed by the laws of the State of Delaware.

               4. COUNTERPARTS. This Amendment may be executed by facsimile signatures and in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument.

               5. OTHER PROVISIONS IN FULL FORCE AND EFFECT. Except as modified herein, all other terms and provisions of the Partnership Agreement shall remain in full force and effect.

               6. BINDING EFFECT. This Agreement shall be binding upon all successors and assigns of the Partners.

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               IN WITNESS WHEREOF, the undersigned Partners have executed this
Amendment as of the day and date first above written.

                                GENERAL PARTNER:

                                CORPORATE OFFICE PROPERTIES HOLDINGS, INC.

                                By:   /s/ Clay W. Hamlin, III
                                   ------------------------------------

                                LIMITED PARTNERS:

                                CORPORATE OFFICE PROPERTIES, L.P.

                                By:  Corporate Office Properties
                                     Trust, a Maryland business trust,
                                     its general partner

                                By:   /s/ Clay W. Hamlin, III
                                   ------------------------------------

                                /s/ Jay H. Shidler
                                ---------------------------------------
                                 Jay H. Shidler


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                                    EXHIBIT A

Maximum Amount Shidler Equities, L.P. is required
to contribute to the Partnership pursuant to
Paragraph 2 of this Amendment .................................$1,200,000.00
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